Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Sohu.com Inc. of our report dated March 25, 2005, relating to the financial statements and financial statement schedules with appears in Sohu.com Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004.

We also consent to incorporation by reference of our report dated April 19, 2005, relating to management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sohu.com Inc., which appears in Sohu.com Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2004.

/s/ PricewaterhouseCoopers Zhong Tian CPAs Limited Company

PricewaterhouseCoopers Zhong Tian CPAs Limited Company

Beijing, People’s Republic of China

June 20, 2005